                                  Exhibit 4.5



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                        FOCAL COMMUNICATIONS CORPORATION


                                      AND


                    MADISON DEARBORN CAPITAL PARTNERS, L.P.


                               FRONTENAC VI, L.P.


                           BATTERY VENTURES III, L.P.


                                 BRIAN F. ADDY


                                JOHN R. BARNICLE


                                 JOSEPH BEATTY


                             ROBERT C. TAYLOR, JR.



                               NOVEMBER 27, 1996

                               TABLE OF CONTENTS


                                                                           Page
1.   Authorization and Closings...........................................    2
     1A.    Authorization of the Class A Common...........................    2
     1B.    Purchase and Sale of the Class A Common.......................    2
     1C.    The Initial Closing...........................................    2
     1D.    The Subsequent Closings.......................................    3

2.   Conditions to the Initial Closing....................................    4
     2A.    Representations and Warranties; Covenants.....................    4
     2B.    Amendment of Certificate of Incorporation.....................    4
     2C.    Amendment of the Company's Bylaws.............................    4
     2D.    Stockholders Agreement........................................    4
     2E.    Executive Stock Agreements....................................    4
     2F.    Registration Agreement........................................    4
     2G.    Vesting Agreements............................................    4
     2H.    Interconnection Agreement and Achievement of Common Carrier
             Status.......................................................    4
     2I.    Sale of Class A Common to Each Investor.......................    5
     2J.    Securities Law Compliance.....................................    5
     2K.    Opinion of the Company's Counsel..............................    5
     2L.    Proceedings...................................................    5
     2M.    Expenses......................................................    5
     2N.    Compliance with Applicable Laws...............................    5
     2O.    Initial Closing Documents.....................................    6
     2P.    Waiver........................................................    6

3.  Conditions to Each Subsequent Closing.................................    6
     3A.    Authorized by Initial and/or Subsequent Business Plan(s)......    7
     3B.    Representations and Warranties................................    7
     3C.    No Default....................................................    7
     3D.    No Material Adverse Change....................................    7
     3E.    Proceedings...................................................    8
     3F.    Opinion of the Company's Counsel..............................    8
     3G.    Expenses......................................................    8
     3H.    Subsequent Closing Documents..................................    8
     3I.    Waiver........................................................    8

4.  Covenants.............................................................    9
     4A.    Financial Statements and Other Information....................    9
     4B.    Inspection of Property........................................   11
     4C.    Restrictions..................................................   12
     4D.    Affirmative Covenants.........................................   15
     4E.    Compliance with Agreements....................................   16
     4F.    Current Public Information....................................   16

     4G.    Amendment of Vesting Agreements or Executive Stock
             Agreements...................................................   16
     4H.    Intellectual Property Rights..................................   16
     4I.    Public Disclosures............................................   16
     4J.    First Refusal Rights..........................................   17

5.   Investors' Put Right.................................................   18
     5A.    Put Right.....................................................   18
     5B.    Company Obligation............................................   18
     5C.    Repurchase Price..............................................   18
     5D.    Repurchase Closing............................................   19

6.   Transfer of Restricted Securities....................................   19
     6A.    General Provisions............................................   19
     6B.    Opinion Delivery..............................................   19
     6C.    Rule 144A.....................................................   19
     6D.    Legend Removal................................................   20

7.   Representations and Warranties of the Company........................   20
     7A.    Organization, Corporate Power and Licenses....................   20
     7B.    Capital Stock and Related Matters.............................   20
     7C.    Authorization; No Breach......................................   21
     7D.    Conduct of Business; Absence of Liabilities...................   21
     7E.    Assets........................................................   21
     7F.    No Subsidiaries...............................................   21
     7G.    Contracts and Commitments.....................................   21
     7H.    Intellectual Property Rights..................................   22
     7I.    Litigation, etc...............................................   22
     7J.    Brokerage.....................................................   23
     7K.    Governmental Consent, etc.....................................   23
     7L.    Compliance with Laws..........................................   23
     7M.    Affiliated Transactions.......................................   23
     7N.    Projections and Pro Forma Financial Statements................   23
     7O.    Disclosure....................................................   24

Section 8.  Representations and Warranties of the Institutional
             Investors....................................................   24
     8A.    Assets........................................................   24
     8B.    Initial Business Plan.........................................   24
     8C.    Authorization.................................................   24

9.  Miscellaneous Provisions..............................................   25
     9A.    Expenses......................................................   25
     9B.    Remedies......................................................   25

     9C.    Investor's Investment Representations.........................   26
     9D.    Consent to Amendments.........................................   26
     9E.    Survival of Representations and Warranties....................   26
     9F.    Successors and Assigns........................................   26
     9G.    Capital and Surplus; Special Reserves.........................   27
     9H.    Severability..................................................   27
     9I.    Counterparts..................................................   27
     9J.    Descriptive Headings; Interpretation..........................   27
     9K.    Governing Law.................................................   27
     9L.    Notices.......................................................   28
     9M.    Understanding among the Investors.............................   28
     9N.    No Strict Construction........................................   28

Appendix A - Index of Definitions
Appendix B - Schedule of Investors
Appendix C - Original Offering Memorandum

Exhibits:

     Exhibit 1 - The Initial Business Plan

     Exhibit 2 - Restated Certificate of Incorporation

     Exhibit 3 - Form of Executive Note

     Exhibit 4 - Form of Executive Investor Stock Pledge Agreement

     Exhibit 5 - Bylaws Amendment

     Exhibit 6 - Stockholders Agreement

     Exhibit 7 - Form of Executive Stock Agreement and Employment Agreement

     Exhibit 8 - Registration Agreement

     Exhibit 9 - Form of Vesting Agreement

     Exhibit 10 - Interconnection Agreement

     Exhibit 11 - Opinion of Bischoff, Kenney & Niehaus (Initial Closing)

     Exhibit 12 - Opinion of Bischoff, Kenney & Niehaus (Subsequent Closings)

     Exhibit 13 - Form of Nondisclosure and Noncompetition Agreement

Disclosure Schedules

     Licenses Schedule
     Capitalization Schedule
     Liabilities Schedule
     Assets Schedule
     Contracts Schedule
     Intellectual Property Schedule
     Litigation Schedule
     Consents Schedule
     Affiliated Transactions Schedule

                            STOCK PURCHASE AGREEMENT
                            ------------------------


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of November
                                              ---------
27, 1996, by and among Focal Communications Corporation, a Delaware corporation (the "Company"), Madison Dearborn Capital Partners, L.P., a Delaware limited
      -------
partnership ("MDCP"), Frontenac VI, L.P., a Delaware limited partnership
              ----
("Frontenac"), Battery Ventures III, L.P., a Delaware limited partnership ("BV",
  ---------                                                                 --
and collectively with MDCP and Frontenac, the "Institutional Investors"), and
                                               -----------------------
Robert C. Taylor, Jr. ("Taylor"), John R. Barnicle ("Barnicle"), Brian F. Addy
                        ------                       --------
("Addy") and Joseph Beatty ("Beatty", and, collectively with Taylor, Barnicle
  ----                       ------
and Addy, the "Executive Investors").  The Institutional Investors and the
               -------------------
Executive Investors are referred to herein collectively as the "Investors" and
                                                                ---------
individually as an "Investor."  Capitalized terms used herein are defined in the
                    --------
Index of Definitions attached hereto as Appendix A, which is hereby made a part
                                        ----------
of this Agreement.

          The Company has submitted a business plan in form and substance set forth in Exhibit 1 attached hereto (the "Initial Business Plan"), which
         ---------                       ---------------------
contains, among other information, a financial model, with underlying assumptions, containing a plan to establish the Company's business in the Chicago metropolitan statistical area ("MSA"). Pursuant to such Initial
                                        ---
Business Plan, the Company will require a certain level of capital to establish itself in the Chicago MSA, such amount having been determined to be $8 million, $4 million of which the Company will need at the time of the Initial Closing.

          Thus, pursuant to the terms and subject to the conditions set forth herein, this Agreement contemplates an initial transaction in which the Investors will buy from the Company, and the Company will sell to the Investors, 79,384.62 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common") for an aggregate purchase price of $4 million, and
            --------------
subsequent transactions in which the Investors will make pro rata contributions to the capital of the Company of up to an additional $21.8 million in the aggregate (for a total investment, including the $4 million initial purchase, of up to $25.8 million). Attached as Appendix C hereto is the original offering
                                   ----------
memorandum of the Company, which is included for reference purposes only and shall in no way be construed as a Subsequent Business Plan (as defined below) or a proposal therefor, nor considered to obligate any party hereto to approve any Subsequent Business Plan.

          Additionally, this Agreement contemplates that after the Initial Closing hereunder (as defined below), Frontenac's designee(s) (or, if none, Frontenac) may purchase up to 230.77 shares of Class A Common for a total initial purchase price of up to $11,627.91, and MDCP's designee(s) (or, if none, MDCP) may purchase up to 384.61 shares of Class A Common for a total initial purchase price of $19,379.84 upon entering into a written counterpart to this Agreement agreeing to be bound by the provisions of such purchases hereof. All such additional purchasers shall be considered Investors and all such purchased Class A Common shall be considered Investor Stock; provided that any
                                                             --------
such additional purchaser may prepay its capital contribution commitment to the Company pursuant to this Agreement at the time of purchase (in the amount of $325 per share, less the purchase price paid for such shares), upon which prepayment such additional purchaser shall be under no further obligation to make subsequent capital contributions hereunder.

          NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.  AUTHORIZATION AND CLOSINGS.
                      --------------------------

          1.1A.  Authorization of the Class A Common.  The Company shall
                 -----------------------------------
authorize the issuance and sale to the Investors of 80,000 shares of its Class A Common, having the rights and preferences set forth in the Restated Certificate of Incorporation attached hereto as Exhibit 2.
                                    ---------

          1.1B.  Purchase and Sale of the Class A Common.  At the Initial
                 ---------------------------------------
Closing (as defined below), subject to the terms and conditions set forth herein, the Company shall sell to each Investor and each Investor shall purchase from the Company the number of shares of Class A Common set forth opposite such Investor's name on the "Schedule of Investors," which is attached hereto as
                        ---------------------
Appendix B.  The aggregate purchase price to be paid at the Initial Closing by
----------
each Investor, which is set forth opposite such Investor's name on the Schedule of Investors, is referred to herein as that Investor's "Initial Contribution."
                                                        --------------------
The sale of the Class A Common to each Investor at the Initial Closing shall constitute a separate sale hereunder.

          1.1C.  The Initial Closing.  The closing of the separate initial
                 -------------------
purchases and sales of the Class A Common (the "Initial Closing") shall take
                                                ---------------
place at the offices of Kirkland & Ellis at 8:30 a.m. on November 27, 1996, or at such other place or on such other date as may be mutually agreeable to the Company and the Investors (the "Initial Closing Date"), but in no event shall
                                --------------------
the Initial Closing Date be later than November 30, 1996. At the Initial Closing, the Company shall deliver to each Investor stock certificates evidencing the Class A Common to be purchased by such Investor, registered in such Investor's name, upon such Investor's delivery to the Company of either of the following:

               (i) in the case of an Institutional Investor, a cashier's or certified check or wire transfer of immediately available funds to an account designated by the Company (collectively, "Cash"), in the aggregate
                                                       ----
     amount of such Institutional Investor's Initial Contribution, or

               (ii) in the case of an Executive Investor, canceled Company notes (as well as documentation acceptable in good faith to the Institutional Investors sufficient to demonstrate such amounts were loaned to the Company) in the aggregate amount of $6,000, together with Cash, or if so specified opposite such Executive Investor's name on the Schedule of Investors, a combination of Cash and a ninety-day promissory note in the form of Exhibit 3 attached hereto (such Executive Investor's "Note") in the
             ---------                                             ----
     proportion specified opposite such Executive Investor's name on the Schedule of Purchasers, in an aggregate amount equal to such Executive Investor's Initial Contribution minus $6,000. Each Executive Investor's
                                     -----
     Note (including any such Notes issued at Subsequent Closings, as defined below) shall be secured by a pledge of all Company securities owned by such Executive Investor (including any such securities acquired hereafter at any time that such Note is outstanding, but excluding shares of Class C Common pledged to an Institutional Investor pursuant to a Vesting Agreement), and in connection therewith, such Executive Investor will enter into a pledge agreement in the form of Exhibit 4 attached hereto (the "Executive Investor
                              ---------                       ------------------
     Stock Pledge Agreement").
     ----------------------
          1.1D.  The Subsequent  Closings.  Each of the subsequent closings
                 ------------------------
hereunder (the "Subsequent Closings") shall, subject to the terms and conditions
                -------------------
set forth below, occur (i) if the Specified Contribution of each Investor at such Subsequent Closing, together with the Initial Contribution and the aggregate Specified Contributions of each such Investor at all prior Subsequent Closings, will not exceed 80/258 times the maximum commitment set forth opposite
                                 -----
each such Investor's name on the Schedule of Investors (each such Investor's "Maximum Commitment"), at a time and place determined by the Company's president
 ------------------
and set forth in a written notice given to each Investor at least 10 days (or, if BV does not have immediately available funds sufficient to satisfy its obligation at such Subsequent Closing, 15 days) prior to the applicable Subsequent Closing, or (ii) otherwise, at a time and place determined by the Company's board of directors (the "Board") and set forth in a written notice
                                   -----
sent to each Investor at least 30 days prior to the applicable Subsequent Closing. Such notice shall set forth the aggregate amount to be contributed by the Investors at such Subsequent Closing and the pro rata portion thereof (based on the Investors' respective Initial Contributions) to be contributed by each Investor (each Investor's "Specified Contribution" for such Subsequent Closing);
                           ----------------------
provided that the aggregate amount of each Investors' Specified Contribution at
--------
any Subsequent Closing shall not, together with the Initial Contribution and the aggregate Specified Contributions of each such Investor at all prior Subsequent Closings, exceed each such Investor's Maximum Commitment. At each Subsequent Closing, each Investor shall deliver to the Company either of the following:

               (i) in the case of an Institutional Investor, Cash in the aggregate amount of such Institutional Investor's Specified Contribution for such Subsequent Closing, or

               (ii) in the case of an Executive Investor, Cash or, at the election of such Executive Investor, Cash and a ninety-day Note, in an aggregate amount equal to such Executive Investor's Specified Contribution for such Subsequent Closing.

          SECTION 2.   CONDITIONS TO THE INITIAL CLOSING.  The obligation of
                       ---------------------------------
each Investor to purchase and pay for the Class A Common at the Initial Closing is subject to the satisfaction as of the Initial Closing of the following conditions:

          2.1A.  Representations and Warranties; Covenants.  The representations
                 -----------------------------------------
and warranties contained in Section 7 and 8 hereof shall be true and correct in all material respects at and as of the Initial Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Initial Closing.

          2.1B.  Amendment of Certificate of Incorporation.  The Company's
                 -----------------------------------------
Certificate of Incorporation shall have been amended to include the provisions set forth in Exhibit 2 hereto (as so amended, the "Certificate of
             ---------                             --------------
Incorporation"), shall be in full force and effect under the laws of Delaware as
-------------
of the Initial Closing as so amended, and shall not have been further amended or modified.

          2.1C.  Amendment of the Company's Bylaws.  The Company's bylaws shall
                 ---------------------------------
have been duly amended to include the provisions set forth in Exhibit 5 hereto
                                                              ---------
(as so amended, the "Bylaws"), shall be in full force and effect under the laws of Delaware as of the Initial Closing as so amended, and shall not have been further amended or modified.

          2.1D.  Stockholders Agreement.  The Company and the Investors shall
                 ----------------------
have entered into a stockholders agreement in form and substance set forth in
Exhibit 6 attached hereto (the "Stockholders Agreement"), and the Stockholders
---------                       ----------------------
Agreement shall be in full force and effect as of the Initial Closing.

          2.1E.  Executive Stock Agreements.  The Company shall have entered
                 --------------------------
into an executive stock agreement and employment agreement, in form and substance substantially similar to Exhibit 7 attached hereto (the "Executive
                                   ---------                       ---------
Stock Agreements"), with each Executive Investor, and each Executive Stock
----------------
Agreement shall not have been amended or modified and shall be in full force and effect as of the Initial Closing.

          2.1F.  Registration Agreement.  The Company and the Investors shall
                 ----------------------
have entered into a registration agreement in form and substance as set forth in
Exhibit 8 attached hereto (the "Registration Agreement"), and the Registration
---------                       ----------------------
Agreement shall be in full force and effect as of the Initial Closing.

          2.1G.  Vesting Agreements.  The Company and the Executive Investors
                 ------------------
shall have entered into a vesting agreement, in form and substance substantially similar to Exhibit 9 attached hereto (the "Vesting Agreements"), with each
           ---------                       ------------------
Institutional Investor, and each Vesting Agreement shall be in full force and effect as of the Initial Closing.

          2.1H.  Interconnection Agreement and Achievement of Common Carrier
                 -----------------------------------------------------------
Status. The Company shall have entered into an Interconnection Agreement under
------
Sections 251 and 252 of the Telecommunications Act of 1996, with Ameritech Information Industrial Services, a division of Ameritech Services, Inc., on behalf of Ameritech Illinois, in form and substance as set forth in Exhibit 10
                                                                    ----------
attached hereto (the "Interconnection Agreement"), and such Interconnection
                      -------------------------
Agreement shall be in full force and effect as of the Initial Closing. In addition, the Company shall have been certified by the Illinois Commerce Commission to provide facilities-based and resold, switched and dedicated, local exchange services in the portions of MSA-1 served by Ameritech and Centel, and interexchange services throughout Illinois ("Chicago Common Carrier Status"), and such certification
                      -----------------------------
shall not have been conditioned, restricted or withdrawn, and shall not be under challenge, as of the Initial Closing.

          2.1I.  Sale of Class A Common to Each Investor.  The Company shall
                 ---------------------------------------
have simultaneously sold to each Investor the Class A Common to be purchased by such Investor hereunder at the Initial Closing and shall have received payment therefor in full as specified in paragraph 1C hereof.

          2.1J.  Securities Law Compliance.  The Company shall have made all
                 -------------------------
filings under all applicable federal and state securities laws necessary to consummate the issuance, in compliance with such laws, of the Class A Common to be issued at the Initial Closing pursuant to this Agreement.

          2.1K.  Opinion of the Company's Counsel.  Each Investor shall have
                 --------------------------------
received from Bischoff, Kenney, and Niehaus, counsel for the Company, an opinion with respect to the matters set forth in Exhibit 11 attached hereto, which shall
                                         ----------
be addressed to each Investor, dated the Initial Closing Date, and in form and substance satisfactory to each Investor.

          2.1L.  Proceedings.  All corporate and other proceedings taken or
                 -----------
required to be taken by the Company in connection with the transactions to occur at the Initial Closing shall be consummated at or prior to the Initial Closing and all documents incident thereto shall be satisfactory in form and substance to each Institutional Investor and the Institutional Investors' special counsel.

          2.1M.  Expenses.  At the Initial Closing, the Company shall have (i)
                 --------
reimbursed the Institutional Investors for their out-of-pocket expenses, including the fees and expenses of their special counsel and special telecommunications counsel as provided in paragraph 9A hereof, to the extent then known, (ii) paid the fees and expenses of the counsel for the Company related to the transactions contemplated hereby, to the extent then known, and
(iii) reimbursed Beatty for his reasonable expenses incurred in relocating from Charlotte, North Carolina to Chicago, Illinois, to the extent then known, provided that such reimbursement to Beatty shall not exceed $25,000.
--------

          2.1N.  Compliance with Applicable Laws.  The purchase of Class A
                 -------------------------------
Common by each Investor hereunder at the Initial Closing shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject such Investor to any penalty, liability or, in such Investor's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Class A Common by each Investor hereunder shall be permitted by the laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which such Investor is subject.

          2.1O.  Initial Closing Documents.  The Company shall have delivered to
                 -------------------------
each Investor all of the following documents:

               (i) an Officer's Certificate, dated as of the Initial Closing Date, stating that the conditions specified in paragraphs 1A, 2A-2C, 2E, and 2H-2J, have been fully satisfied;

               (ii) certified copies of (a) the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement, the Stockholders Agreement, the Executive Stock Agreements, the Registration Agreement and each of the other agreements contemplated hereby, the filing of the amendment to the Company's certificate of incorporation referred to in paragraph 2B, the amendment to the Company's bylaws referred to in paragraph 2C, the issuance and sale of the Class A Common, and the consummation of all other transactions to occur as of the Initial Closing as contemplated by this Agreement, and (b) the resolutions duly adopted by the Company's stockholders adopting the amendment to the certificate of incorporation referred to in paragraph 2B;

               (iii) certified copies of the Certificate of Incorporation and the Bylaws, each as in effect at the Initial Closing;

               (iv) certified copies of the Executive Stock Agreements and the Interconnection Agreement, each as in effect at the Initial Closing;

               (v) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions to occur as of the Initial Closing hereunder (including, without limitation, all blue sky law filings, waivers of all preemptive rights and rights of first refusal, and certified orders of the Illinois Commerce Commission certifying the Company for Chicago Common Carrier Status and approving the Interconnection Agreement);

               (vi) such other documents relating to the transactions contemplated by this Agreement as any Institutional Investor or the Institutional Investors' special counsel, or any Executive Investor or the counsel for the Company, may reasonably request.

          2.1P.  Waiver.  Any condition specified in this Section 2 may be
                 ------
waived if such waiver is consented to by each Investor; provided that no such
                                                        --------
waiver shall be effective against any Investor unless it is set forth in a writing executed by such Investor.

          SECTION 3.  CONDITIONS TO EACH SUBSEQUENT CLOSING.  The obligation of
                      -------------------------------------
each Investor to make such Investor's Specified Contribution to the capital of the Company at each Subsequent Closing is subject to the satisfaction as of such Subsequent Closing of

               (i) if the Specified Contribution of each Investor at such Subsequent Closing, together with the Initial Contribution and the aggregate Specified Contributions of each such Investor at all prior Subsequent Closings, will not exceed 80/258 times such Investor's Maximum
                                                 -----
     Commitment, the following condition: As of the date of such Subsequent Closing, there shall not have been any loss or invalidity of the Interconnection Agreement or of any similar agreement entered into after the date hereof, any change in the laws or regulations to which the Company is subject that negatively affects the ability of the Company to conduct its business, nor any conditioning, restriction, or withdrawal of Chicago Common Carrier Status or of any similar certification granted after the date hereof; or

               (ii)   otherwise, all of the following conditions:

          3.1A.  Authorized by Initial and/or Subsequent Business Plan(s).  The
                 --------------------------------------------------------
Specified Contributions of all Investors at such Subsequent Closing shall be contemplated and authorized under the terms of the Initial Business Plan and/or any Subsequent Business Plan(s). "Subsequent Business Plan" means a business
                                   ------------------------
proposal submitted by Management to the Board setting forth proposed business activities of the Company during a specified period of time, projections of income from such business activities, the capital contributions Management deems necessary to support such business activities during such time, and a budget of expected expenditures of such capital, where such proposal has been approved by a majority of the Board and the holders of at least 67% of the Institutional Investor Stock then outstanding. "Management" means the Executive Investors (so
                                   ----------
long as such individuals are employed by the Company) together with such other employees of the Company or its Subsidiaries as may be designated by the Executive Investors and approved by the Board.

          3.1B.  Representations and Warranties.  The representations and
                 ------------------------------
warranties contained in paragraphs 7A, 7B(ii), 7C, 7J, 7K, 7L, and 7O hereof shall be true and correct in all material respects at and as of such Subsequent Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

          3.1C.  No Default.  The Company shall not be in default of any of its
                 ----------
obligations to the Investors pursuant to this Agreement, the Stockholders Agreement, the Registration Agreement, or any Executive Stock Agreement or Vesting Agreement, and neither the Company nor any of its Subsidiaries (if any) shall be in material default under any other material agreement to which it is a party.

          3.1D.  No Material Adverse Change.  The Investors shall not be
                 --------------------------
obligated to make their Specified Contributions at a Subsequent Closing if, in the good faith judgment of all of the Institutional Investors then holding at least 3% of the Company's outstanding Common Stock, a material adverse change (other than a change specifically and expressly contemplated in a Subsequent Business Plan approved prior to the date of such Subsequent Closing) has occurred after the date hereof and prior to such Subsequent Closing in the business, financial condition, operations, assets, or business prospects of the Company or any Subsidiary. Material adverse change shall for the purposes of this paragraph include, without limitation, the loss or invalidity of any material contract or agreement to which the Company is a party where such loss or invalidity negatively affects the ability of the Company to conduct its business (including, but not limited to, the Interconnection Agreement and any similar agreement entered into after the date hereof), or the conditioning, restriction, or withdrawal of Chicago Common Carrier Status or any similar certification granted after the date hereof.

          3.1E.  Proceedings.  All corporate and other proceedings taken or
                 -----------
required to be taken by the Company in connection with the transactions to occur at the Subsequent Closing as contemplated by this Agreement shall be consummated at or prior to the Subsequent Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and the Investors' special counsel.

          3.1F.  Opinion of the Company's Counsel.  The Investors shall have
                 --------------------------------
received from Bischoff, Kenney, and Niehaus, counsel for the Company, an opinion with respect to the matters set forth in Exhibit 12 attached hereto, which shall
                                         ----------
be addressed to the Investors, dated the date of the Subsequent Closing, and in form and substance satisfactory to the holders of at least 67% of the Institutional Investor Stock then outstanding.

          3.1G.  Expenses.  At such Subsequent Closing, the Company shall have
                 --------
reimbursed the Institutional Investors for their out-of-pocket expenses, including the fees and expenses of their special counsel and their special telecommunications counsel as provided in paragraph 9A hereof, to the extent then known, and shall have reimbursed the Executive Investors for all of the fees and expenses of the Executive Investors' special counsel incurred in connection with such Subsequent Closing, to the extent then known.

          3.1H.  Subsequent Closing Documents.  The Company shall have delivered
                 ----------------------------
to the Investors all of the following documents:

               (i) an Officer's Certificate, dated the date of the Subsequent Closing, stating that the conditions specified in paragraphs 3A through 3C, inclusive, have been fully satisfied;

               (ii) certified copies of the resolutions duly adopted by the Board requesting the capital contributions being made at such Subsequent Closing; and

               (iii) such other documents relating to the transactions to occur at such Subsequent Closing as any Institutional Investor or the Institutional Investors' special counsel may reasonably request.

          3.1I.  Waiver.  Any condition specified in this Section 3 may be
                 ------
waived if consented to by holders of at least 67% of the Institutional Investor Stock; provided that the condition in 3G respecting the Company's payment of the
       --------
fees and expenses for the Executive Investors' special counsel may not be waived without the express written consent of a majority of the Executive Investors.

          SECTION 4.  COVENANTS.
                      ---------

          4.1A.  Financial Statements and Other Information.  The Company shall
                 ------------------------------------------
deliver (a) to each Executive Investor, so long as such Executive Investor holds any Investor Stock, the information set forth in subparagraph 4A(iii) below, and (b) to each Institutional Investor, so long as such Institutional Investor holds any Investor Stock, and to any subsequent holder of at least

10% of the Investor Stock then outstanding (each such Institutional Investor and each such subsequent 10% holder, a "Qualified Holder"), all the information
                                    ----------------
described in this paragraph 4A:

               (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year: (a) unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied and shall be certified by the Company's chief financial officer, and (b) a status report prepared by the Company's chief financial officer, indicating whether the Company has met its budgeted financial goals (including those specified in the Initial Business Plan or in any Subsequent Business Plan), discussing the reasons for any variation from such goals, and describing what actions the Company and its Subsidiaries have taken and propose to take in order to meet budgeted financial targets in the future;

               (ii) within 45 days after the end of each quarterly accounting period in each fiscal year, an Officer's Certificate stating that the Company is not in default under this Agreement, the Stockholders Agreement, the Registration Agreement, or any Executive Stock Agreement or Vesting Agreement, and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (iii) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing acceptable to the holders of at least 67% of the Institutional Investor Stock then outstanding, (b) a certificate from such accounting firm, addressed to the Board, stating that in the course of its examination nothing came to its attention that caused it to believe that there was any default specified in paragraph 4A(ii) in existence or that there was any other default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any other material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any such default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm's annual management letter to the Board;

               (iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

               (v) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer's Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

               (vi) promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement to which the Company or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (vii) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or (to its knowledge) any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

               (viii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Qualified Holder may reasonably request.

Each of the financial statements referred to in subparagraphs 4A(i) and (iii) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

Notwithstanding the foregoing, the provisions of this paragraph 4A shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (b) promptly provides to each Qualified Holder (and to each Executive Investor then holding any Investor Stock) all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act; provided that so long as any Investor Stock remains outstanding, the Company
--------
shall continue to deliver to each Qualified Holder the information specified in subparagraphs 4A(ii), 4A(iii)(b), 4A(vi), and 4A(viii).

Except as otherwise required by law or judicial order or decree or requested by any governmental agency or authority, or as specified in the immediately following proviso, each Person entitled to receive information regarding the Company and its Subsidiaries under paragraph 4A or 4B shall not disclose any such information to any third party (other than such Person's advisors or representatives); provided that such a Person may disclose such information (i)
                  --------
in connection with the sale or transfer of any Investor Stock if such Person's transferee agrees in writing to be bound by the provisions hereof, or (ii) if such information is available to the public other than by reason of such Person's breach of this provision.

All holdings of Investor Stock or Institutional Investor Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement.

          4.1B.  Inspection of Property.  To the extent not otherwise prohibited
                 ----------------------
by law or regulation, the Company shall permit any representatives designated by any Qualified Holder, upon reasonable notice and during normal business hours and at such other times as any such Qualified Holder may reasonably request to
(i) visit and inspect any of the properties of the Company and its Subsidiaries,
(ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any Qualified Holder to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons.

          4.1C.  Restrictions.  The Company shall not, without the prior written
                 ------------
consent of the holders of at least 67% of the Institutional Investor Stock then outstanding:

               (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock;

               (ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities, and the exercise of first refusal rights under the Stockholders Agreement), except for: (a) cancellations of the Company's Common Stock pursuant to any of the Vesting Agreements, (b) repurchases of Investor Stock pursuant to
     Section 5 or paragraph 9B(ii) of this Agreement, (c) repurchases of the Company's capital stock from employees of the Company or its Subsidiaries (or such employees' transferees) pursuant to the terms of the Executive Stock Agreements contemplated by this Agreement, or (d) repurchases of options to acquire the Company's capital stock or of capital stock issued upon the exercise of such options, pursuant to the terms of any Permitted Stock Option Plan that may be approved by the Board, as contemplated under subparagraph 4C(xix) of this Agreement;

               (iii) except upon conversion of Class C Common into Class B Common pursuant to the Certificate of Incorporation, or as expressly contemplated by this Agreement or the Executive Stock Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), other than as may be expressly specified in the Initial Business Plan or any Subsequent Business Plan, or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities);

               (iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (a) reasonable advances to employees or customers in the ordinary course of business and (b) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in
     (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million or (3) commercial paper with a rating of at least "Prime-1" by
                                                                     -------
     Moody's Investors Service, Inc.;

               (v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger between Wholly-Owned Subsidiaries);

               (vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales in the ordinary course of business), or sell or permanently dispose of any of its or any Subsidiary's Intellectual Property Rights;

               (vii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes), except as provided in paragraph 5(d) of the Stockholders Agreement;

               (viii) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;

               (ix) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the provision of local exchange telecommunications services or such other business activities as may be identified in a Subsequent Business Plan;

               (x) become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company's right to perform the provisions of this Agreement, the Stockholders Agreement, the Registration Agreement, the Certificate of Incorporation or the Bylaws (including, without limitation, the provisions of Section 5 hereof);

               (xi) except as expressly contemplated by this Agreement, make any amendment to the Certificate of Incorporation or the Bylaws, or file any resolution of the Board with the Delaware Secretary of State containing any provisions which would adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Class A Common under the Certificate of Incorporation;

               (xii) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, employees or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

               (xiii) establish or acquire (a) any Subsidiaries other than Wholly-Owned Subsidiaries or (b) any Subsidiaries organized outside of the United States and its territorial possessions;

               (xiv) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $100,000 outstanding at any time on a consolidated basis (other than

     Indebtedness expressly specified in the Initial Business Plan or any Subsequent Business Plan);

               (xv) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Permitted Liens;

               (xvi) make any capital expenditures or permit any Subsidiary to make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding $100,000 in the aggregate on a consolidated basis during any twelve-month period (other than capital expenditures expressly specified in the Initial Business Plan or any Subsequent Business Plan);

               (xvii) enter into any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the amount of the aggregate lease payments for all such agreements exceeds $100,000 on a consolidated basis for any twelve-month period, provided that the Company
                                                       --------
     shall be allowed to enter into any leasing arrangements that are necessary to the conduct of its business purpose and expressly specified in the Initial Business Plan or any Subsequent Business Plan (including, but not limited to, leasing telecommunications networks);

               (xviii) change its fiscal year;

               (xix) adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries' employees other than a plan, the terms of which shall be approved by a majority of the Board and the holders of at least 67% of the Institutional Investor Stock then outstanding, under which during the four-year period after the date hereof specified employees of the Company or its Subsidiaries are granted options to acquire, for fair market value, up to 5% (by value) of the Company's common stock (a "Permitted Stock Option
                                                     ----------------------
     Plan");
     ----

               (xx) issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary; or

               (xxi) use the proceeds from the sale of the Class A Common and the subsequent capital contributions at the Subsequent Closings other than for working capital and budgeted general corporate purposes or as contemplated by the Initial Business Plan and any Subsequent Business Plan, as applicable.

The restrictions of this paragraph 4C shall terminate upon the consummation of a Public Offering.

          4.1D.  Affirmative Covenants.  So long as any Investor Stock remains
                 ---------------------
outstanding, the Company shall, and shall cause each Subsidiary (if any) to:

               (i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

               (ii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

               (iii) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

               (iv) comply in all material respects with all applicable laws, rules and regulations of the FCC and all other governmental authorities material to the business of the Company and its Subsidiaries (including, without limitation, all requirements for maintaining Chicago Common Carrier Status or any similar certification granted after the date hereof);

               (v) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for well-insured corporations of similar size engaged in similar lines of business;

               (vi) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied; and

               (vii) enter into and maintain nondisclosure and noncompete agreements, in form and substance as set forth in Exhibit 13 hereto, with
                                                       ----------
     all Persons (other than the Executive Investors) who from time to time become key employees of the Company or any of its Subsidiaries.

          4.1E.  Compliance with Agreements.  The Company shall perform and
                 --------------------------
observe all of its obligations to the holders of Common Stock as set forth in the Certificate of Incorporation and the Bylaws, the Stockholders Agreement, the Vesting Agreements, the Executive Stock Agreements and the Registration Agreement.

          4.1F.  Current Public Information.  At all times after the Company has
                 --------------------------
filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

          4.1G.  Amendment of Vesting Agreements or Executive Stock Agreements.
                 -------------------------------------------------------------
The Company shall not amend, modify or fail to enforce any provision of any Vesting Agreement or any Executive Stock Agreement without the prior written consent of the holders of at least 67% of the Institutional Investor Stock then outstanding.

          4.1H.  Intellectual Property Rights.  The Company shall, and shall
                 ----------------------------
cause each Subsidiary to, possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights. Neither the Company nor any Subsidiary shall take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of such Intellectual Property Rights or which would infringe upon or misappropriate any rights of other Persons.

          4.1I.  Public Disclosures.  The Company shall not, nor shall it permit
                 ------------------
any Subsidiary to, disclose any Institutional Investor's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Institutional Investor, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Institutional Investor describing in reasonable detail the proposed content of such disclosure and shall permit the Institutional Investor to review and comment upon the form and substance of such disclosure.

          4.1J.  First Refusal Rights.
                 --------------------

          (i) Except for issuances of (a) shares of Class A Common pursuant to this Agreement, shares of Class B Common pursuant to any of the Executive Stock Agreements contemplated hereby, or shares of Class B Common upon conversion of Class C Common into such Class B Common pursuant to the Certificate of Incorporation, (b) options to acquire Common Stock pursuant to the Permitted Stock Option Plan, or shares of Common Stock upon the exercise of such options, or (c) any securities pursuant to a Public Offering, if the Company authorizes the issuance or sale of any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock (other than as a pro rata dividend on the outstanding Common Stock), the Company shall first offer to sell to each holder of Investor Stock a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of Investor Stock held by such holder by (2) the total number of shares of Investor Stock then outstanding. Each holder of Investor Stock shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the holders of Investor Stock exercising their rights pursuant to this paragraph shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to the holders of the Investor Stock shall be payable in cash.

          (ii) In order to exercise its purchase rights hereunder, a holder of Investor Stock must within 30 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment, deliver a written notice to the Company describing such holder's election hereunder. If all of the securities offered to the holders of Investor Stock are not fully subscribed by such holders, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five business days after receipt of such reoffer.

          (iii) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the holders of Investor Stock have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any stock or securities offered or sold by the Company after such 180-day period must be reoffered to the holders of Investor Stock pursuant to the terms of this paragraph.

          (iv) The rights of the holders of Investor Stock under this paragraph shall terminate upon the consummation of a Public Offering.

          SECTION 5.  INVESTORS' PUT RIGHT.
                      --------------------

          5.1A.  Put Right.  At any time and from time to time on or after the
                 ---------
seventh anniversary of the Initial Closing Date, but not after the consummation of a Public Offering, each Institutional Investor shall have the right to require the Company to repurchase all, but not less than all, of the outstanding Investor Stock held by such Institutional Investor and its Affiliates at the Repurchase Price (as defined below) by giving written notice to the Company of such Institutional Investor's exercise of this right (the "Exercise Notice"). Within 10 days after receipt of an Exercise Notice, the
 ---------------
Company shall give written notice (the "Repurchase Notice") to each other holder
                                        -----------------
of Investor Stock, setting forth the identity of the Institutional Investor tendering such Exercise Notice, the number of shares of Investor Stock to be repurchased from such Investor, and a reasonable approximation of the fair market value of the Company's assets (net of any Company liabilities senior in liquidation preference to the Investor Stock) and of each share of Investor Stock at the time of such Repurchase Notice. Each Investor shall be entitled to join in such repurchase and require the Company to purchase all, but not less than all, of the Investor Stock held by such Investor and its Affiliates at the same closing, at the same price, and on the same terms as the Institutional Investor tendering the Exercise Notice by giving Exercise Notice within 20 days after the date of the Repurchase Notice. Promptly (but in any event within 3 business days after the end of this 20-day period), the Company shall send each Investor written notice updating the information contained in the Repurchase Notice (the "Revised Repurchase Notice"). The Revised Repurchase
                            -------------------------
Notice shall also set forth a time (which shall be not less than 5 nor more than 10 business days after the date of such notice) and place for a meeting between the Company and the holders of a majority of the Investor Stock which the Company has been requested to repurchase (the "Majority Holders").
                                               ----------------

          5.1B.  Company Obligation.  The Company shall do everything within its
                 ------------------
power under the law and the Certificate of Incorporation, including but not limited to assuming or refinancing debt, recapitalizing the Company, or selling the Company, to enable the Company to satisfy its repurchase obligations under this Section 5.

          5.1C.  Repurchase Price.  The repurchase price for each share of
                 ----------------
Investor Stock repurchased by the Company under this Section 5 (the "Repurchase
                                                                     ----------
Price") shall be equal to the greater of (i) the initial purchase price of such
-----
share hereunder and all amounts subsequently contributed to the capital of the Company with respect to such share pursuant to this Agreement (as adjusted for stock splits, stock dividends, combinations, or other reorganizations) or (ii) the fair market value of such share (without any discount for lack of liquidity or minority status) as of the date of the first Repurchase Notice.

          The Company, the Majority Holders, and the holders of a majority of the Executive Stock then outstanding shall attempt in good faith to agree on the fair market value of the Investor Stock. If they are unable to reach such agreement within 20 days after the meeting date set forth in the Revised Repurchase Notice, the Company and the Majority Holders will each, within 10 days thereafter, appoint one investment banker or other appraiser experienced in valuing companies like the Company, and the two Persons so appointed shall within 10 days after their appointment appoint a third investment banker or appraiser similarly experienced. The three investment bankers/appraisers shall each appraise the fair market value of the Investor Stock (based on the highest price reasonably obtainable for the Company in an orderly, arm's length sale to a willing unaffiliated buyer), and the fair market value for purposes hereof shall be the average of the two appraisals closest to each other. Such determination shall be final and binding on all parties hereto. The cost of the appraisal shall be borne by the Company.

              5.1D.  Repurchase Closing.  At the closing of a Company repurchase
                     ------------------
of Investor Stock pursuant to this Section 5 (the "Repurchase Closing"), each
                                                   ------------------
Investor selling Investor Stock shall deliver to the Company all existing stock certificates evidencing the Investor Stock held by such Investor, upon the Company's delivery to each such selling Investor of Cash in an aggregate amount equal to the Repurchase Price of such Investor Stock.

          SECTION 6.  TRANSFER OF RESTRICTED SECURITIES.
                      ---------------------------------

          6.1A.  General Provisions.  Restricted Securities are transferable
                 ------------------
only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available, and (iii) subject to the various conditions and prohibitions set forth in this Agreement, the Stockholders Agreement, the Vesting Agreements, and the Executive Stock Agreements, any other legally available means of transfer.

          6.1B.  Opinion Delivery.  In connection with the transfer of any
                 ----------------
Restricted Securities (other than a transfer described in paragraph 6A(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in paragraph 9C below. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 6 and paragraph 9C.

          6.1C.  Rule 144A.  Upon the request of any Investor, the Company shall
                 ---------
promptly supply to such Investor or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

          6.1D.  Legend Removal.  If any Restricted Securities become eligible
                 --------------
for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in paragraph 9C from the certificates for such Restricted Securities.

          SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  As a
                      ---------------------------------------------
material inducement to the Investors to enter into this Agreement and purchase the Class A Common hereunder, the Company hereby represents and warrants that:

          7.1A.  Organization, Corporate Power and Licenses.  The Company is a
                 ------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and, except as set forth in the "Licenses Schedule" attached hereto, all material licenses, permits
              -----------------
and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's charter documents and Bylaws which have been furnished to the Investors' special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          7.1B.  Capital Stock and Related Matters.
                 ---------------------------------

          (i) As of the Initial Closing and immediately thereafter, the authorized capital stock of the Company (collectively, the "Common Stock") shall
                                                            ------------
consist of (a) 80,000 shares of Class A Common, of which 79,384.62 shall be issued and outstanding; (b) 35,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common"), 20,000 shares of which shall be issued and
                 --------------
outstanding, and 14,711.54 shares of which shall be reserved for issuance upon conversion of the Class C Common Stock, par value $.01 per share ("Class C
                                                                   -------
Common"); and 15,000 shares of Class C Common, of which 14,711.54 shall be
------
issued and outstanding.  Except as set forth on the attached "Capitalization
                                                              --------------
Schedule," as of the Initial Closing, the Company shall not have outstanding any
--------
stock or securities, nor any options, warrants or other rights to acquire capital stock or securities of the Company. As of the Initial Closing, all of the outstanding shares of the Company's capital stock listed on the Capitalization Schedule shall be validly issued, fully paid and nonassessable.

          (ii) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Class A Common hereunder or the Class B Common and Class C Common under the Executive Stock Agreements do not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except for the Stockholders Agreement, the Vesting Agreement, and the Executive Stock Agreements.

          7.1C.  Authorization; No Breach.  The execution, delivery and
                 ------------------------
performance of this Agreement, the Stockholders Agreement, the Registration Agreement, the Vesting Agreements, the Executive Stock Agreements, and all other agreements contemplated hereby to which the Company is a party, the filing of the amendment of the Company's Certificate of Incorporation referred to in paragraph 2B above, and the amendment of the Company's Bylaws referred to in paragraph 2C above have been duly authorized by the Company. This Agreement, the Stockholders Agreement, the Executive Stock Agreements, the Vesting Agreements, the Registration Agreement, the Certificate of Incorporation, and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, the Stockholders Agreement, the Executive Stock Agreements, the Vesting Agreements, the Registration Agreement and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Class A Common hereunder and the Class B Common and Class C Common under the Executive Stock Agreements, the filing of the amendments to the Certificate of Incorporation referred to above and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter or Bylaws of the Company, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.

          7.1D.  Conduct of Business; Absence of Liabilities.  Prior to the
                 -------------------------------------------
Initial Closing, except as set forth on the attached "Liabilities Schedule," the
                                                      --------------------
Company has not conducted any business nor incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted).

          7.1E.  Assets.  Except as set forth on the attached "Assets Schedule,"
                 ------                                        ---------------
the Company does not own or lease any Assets, whether tangible or intangible (excluding Intellectual Property Rights). The Company has good and marketable title to, or a valid leasehold interest in, all assets listed on the Assets Schedule, free and clear of all Liens.

          7.1F.  No Subsidiaries.  The Company does not own or hold, and has
                 ---------------
never owned or held, any rights to acquire any shares of stock or any other security or interest in any other Person.

          7.1G.  Contracts and Commitments.
                 -------------------------

          (i) Except as expressly contemplated by this Agreement or as set forth on the attached "Contracts Schedule," neither the Company nor any
                       ------------------
Subsidiary is a party to or bound by any written or oral contract of any kind, including but not limited to any agreement, employee benefit plan, employment contract, insurance contract, loan agreement, guarantee, lease, license, warranty, or affirmative or restrictive covenant.

          (ii) All of the contracts, agreements and instruments set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms.

          (iii) The Investors' special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate written description of each of the oral arrangements, contracts and agreements which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

          7.1H.  Intellectual Property Rights.  The attached "Intellectual
                 ----------------------------                 ------------
Property Schedule" contains a complete and accurate list of all (a) patented or
-----------------
registered Intellectual Property Rights owned or used by the Company or any Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any Subsidiary,
(c) unregistered trade names and corporate names owned or used by the Company or any Subsidiary and (d) unregistered trademarks and service marks. The Intellectual Property

Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule: (a) the Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently proposed to be conducted, free and clear of all Liens,
(b) the Company and its Subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights listed on such schedule, free and clear of all Liens, (c) there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse, or unenforceability of any of such Intellectual Property Rights, and there are no valid grounds for the same, and
(d) neither the Company nor any Subsidiary has received any notices of, and is not aware of any facts which indicate the likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any Subsidiary license any rights from a third party).

          7.1I.  Litigation, etc.  Except as set forth on the attached
                 ---------------
"Litigation Schedule," there are no actions, suits, proceedings, orders,
 -------------------
investigations or claims pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any Subsidiary (or to the best of the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities), or pending or threatened by the Company or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to, to the best of the Company's knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the best of the Company's knowledge, there is no basis for any of the foregoing. Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any court or other governmental agency, and neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

          7.1J.  Brokerage.  There are no claims for brokerage commissions,
                 ---------
finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company shall pay, and hold each Investor (excluding any Executive Investor that had actual knowledge of such arrangement or agreement prior to the date hereof) harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

          7.1K.  Governmental Consent, etc.  Except as set forth on the attached
                 -------------------------
"Consents Schedule," no permit, consent, approval or authorization of, or
 -----------------
declaration to or filing with, any
governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

          7.1L.  Compliance with Laws.  The Company has not violated any law or
                 --------------------
any governmental regulation or requirement in any material respect.

          7.1M.  Affiliated Transactions.  Except as set forth on the attached
                 -----------------------
"Affiliated Transactions Schedule," no officer, director, employee or Affiliate
 --------------------------------
of the Company or any Subsid iary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property owned or used by the Company.

          7.1N.  Projections and Pro Forma Financial Statements.
                 ----------------------------------------------

          (i) Included as part of the Initial Business Plan attached hereto as Exhibit 1 is a true and complete copy of the latest projections of the consolidated income and cash flows of the Company and its Subsidiaries for the five consecutive 12-month periods commencing with and following the date hereof. Such projections have been prepared on the basis of the assumptions set forth therein, which the Company reasonably believes are fair and reasonable in light of current and reasonably foreseeable business conditions.

          (ii) The pro forma consolidated balance sheets of the Company and its Subsidiaries as of the end of each of the five consecutive 12-month periods commencing with and following the date hereof, included as part of the Initial Business Plan attached hereto as Exhibit 1, is complete and correct in all material respects and presents fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such date as if the transactions contemplated by this Agreement had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to fairly reflect such assumption.

          7.1O.  Disclosure.  Neither this Agreement nor any of the exhibits,
                 ----------
schedules, attachments, written statements, documents, certificates or other items supplied to any Investor by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided that with respect to the financial
                           --------
projections furnished to the Investors by the Company, the Company represents and warrants only that such projections were based upon assumptions reasonably believed by the Company to be reasonable and fair as of the date the projections were prepared in the context of the Company's history and current and reasonably foreseeable business conditions. There is no fact which the Company has not disclosed to the Investors in writing and of which any of its officers, directors or executive employees is aware and which would reasonably be expected to have a material adverse effect upon the expected financial condition or business prospects of the Company and its Subsidiaries taken as a whole.

          SECTION 8.  REPRESENTATIONS AND WARRANTIES OF THE INSTITUTIONAL
                      ---------------------------------------------------
INVESTORS.  As a material inducement to the Company and the Executive Investors
---------
to enter into this Agreement and to engage in the transactions and enter into the agreements contemplated hereby, each of the Institutional Investors represents and warrants for itself, severally and not jointly, that:

          8.1A.  Assets.  Such Institutional Investor has sufficient capital and
                 ------
liquidity (including undrawn commitments) to fulfill its capital contribution obligations under the Initial Business Plan and any Subsequent Business Plan, pursuant to the terms and subject to the conditions set forth herein.

          8.1B.  Initial Business Plan.  Such Institutional Investor is
                 ---------------------
sophisticated in financial matters and sophisticated in the industry in which the Company contemplates doing business and has had an opportunity to evaluate the Initial Business Plan of the Company.

          8.1C.  Authorization.  The execution, delivery and performance of this
                 -------------
Agreement and the other agreements contemplated hereby to which the such Institutional Investor is a party by such Institutional Investor and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Institutional Investor and the partners thereof, and no other proceedings on its or their part (other than giving notice of drawdowns on commitments) is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which such Institutional Investor is a party will when executed constitute, a valid and binding obligation of such Institutional Investor, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.


          SECTION 9.  MISCELLANEOUS PROVISIONS.
                      ------------------------

          9.1A.  Expenses.   The Company shall pay, and hold each Institutional
                 --------
Investor harmless against liability for the payment of, the out-of-pocket expenses of the Institutional Investors, including the reasonable fees and expenses of MDCP's special counsel, Kirkland & Ellis, and their special telecommunications counsel, Skadden, Arps, Slate, Meagher & Flom, arising in connection with (i) the performance of due diligence investigations concerning the Company, the negotiation and execution of this Agreement, and the consummation of the transac tions to occur at the Initial Closing or any Subsequent Closing as contemplated hereby, (ii) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby or the Certificate of Incorporation, (iii) the enforcement of the rights granted under this Agreement, the agreements contemplated hereby and the Certificate of Incorporation, (iv) any filing with any governmental agency with respect to such Institutional Investor's investment in the Company or in any other filing with any governmental agency with respect to the Company which mentions such Institutional Investor, and (v) stamp and other taxes which may be payable by the Institutional Investors in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Investor Stock.

          9.1B.  Remedies.
                 --------

          (i) Each holder of Investor Stock shall have all rights and remedies set forth in this Agreement and the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce (upon demonstration of irreparable harm) such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          (ii) If at any Subsequent Closing, after all conditions to such Subsequent Closing set forth in Section 3 hereof have been either satisfied or waived pursuant to paragraph 3I, any Investor refuses to tender such Investor's Specified Contribution for such Subsequent Closing, the Company shall have the right, in addition to the remedies available under subparagraph 9B(i) above, to repurchase all shares of Investor Stock held by such refusing Investor or its Affiliates for an aggregate price equal to such Investor's Initial Contribution and all Specified Contributions made by such Investor at prior Subsequent Closings, each with respect to such repurchased shares. The Company shall have the option to pay such repurchase price in the form of a promissory note with the following terms: (a) principal equal to such Investor's Initial Contribution and all prior Specified Contributions made by such Investor, each with respect to such repurchased shares; (b) liquidation preference junior to all senior debt obligations of the Company then or thereafter incurred, and to the Distribution Preference of the holders of Class A Common under the Certificate of Incorporation; (c) simple annual interest equal to the prime rate issued by Citibank from time to time; and (d) all principal and accrued interest due and payable on the first to occur of (1) the closing of a Public Offering, (2) a Sale of the Company (as defined in the Stockholders Agreement), and (3) the fifth anniversary of the issuance of such note; provided that such note shall
                                                --------
not be repaid until the Distribution Preference of the holders of Class A Common under the Certificate of Incorporation has been fully satisfied. If an Investor's holdings of Investor Stock are repurchased pursuant to this paragraph, such Investor and its Affiliates shall thereafter retain no further right to enforce or benefit from the provisions of this Agreement or any other agreement contemplated hereby to which such Investor is a party other than the promissory note described above, and such Investor and its Affiliates shall retain no further obligation under this Agreement to make Specified Contributions at any Subsequent Closing.

          9.1C.  Investor's Investment Representations.  Each Investor hereby
                 -------------------------------------
represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing
                                                         --------
contained herein shall prevent any Investor and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 6 hereof. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

     "The securities represented by this certificate were originally issued on November 27, 1996, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Stock Purchase Agreement dated as of November 27, 1996, as amended and modified from time to time, between the issuer (the "Company") and certain investors. The Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of the Stock Purchase Agreement shall be furnished by the Company to the holder hereof upon written request and without charge."

          9.1D.  Consent to Amendments.  Except as otherwise expressly provided
                 ---------------------
herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least 67% of the Institutional Investor Stock, and the holders of a majority of the Executive Stock, outstanding at the time such amendment or waiver becomes effective. No course of dealing between the Company and the holder of any Investor Stock or any delay by such holder in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of such holder.

          9.1E.  Survival of Representations and Warranties.  All
                 ------------------------------------------
representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Investor or on its behalf.

          9.1F.  Successors and Assigns.  Except as otherwise expressly provided
                 ----------------------
herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that a party's obligation to make Specified Contributions at
     --------
Subsequent Closings shall be binding on such party's successors and assigns only to the extent set forth in an express written assignment signed by such party. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Investor's benefit as an Investor or holder of Investor Stock are also for the benefit of, and enforceable by, any subsequent holder of such Investor Stock. Notwithstanding the foregoing, the rights of the holders of the Investor Stock under this Agreement, the Stockholders Agreement or the Registration Agreement shall not be exercisable by or for the benefit of any subsequent holder of Investor Stock if, directly or indirectly, the assignment of Investor Stock to such subsequent holder breached any material provision of this Agreement or the Stockholders Agreement.

          9.1G.  Capital and Surplus; Special Reserves.  The Company agrees that
                 -------------------------------------
the capital of the Company (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the shares of Class A Common issued pursuant to this Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company's capital stock at any time on or after the date of this Agreement. The Company also agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of the holders of at least 67% of the outstanding Institutional Investor Stock.

          9.1H.  Severability.  Whenever possible, each provision of this
                 ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          9.1I.  Counterparts.  This Agreement may be executed simultaneously in
                 ------------
two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          9.1J.  Descriptive Headings; Interpretation.  The descriptive headings
                 ------------------------------------
of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

          9.1K.  Governing Law.  The corporate law of the State of Delaware
                 -------------
shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          9.1L.  Notices.  All notices, demands or other communications to be
                 -------
given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after they are sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after they are mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Investor at the address indicated on the Schedule of Investors with a copy to

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, IL 60601
                         Attention:  Emile Karafiol

and to the Company at the address indicated below:

                         Focal Communications Corporation
                         300 W. Washington Blvd., Suite 1408
                         Chicago, Illinois  60606
                         Attention:  President

     with a copy to      Bischoff, Kenney, and Niehaus
                         5630 North Main Street
                         Sylvania, Ohio  43560
                         Attention:  Charles Niehaus

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          9.1M.  Understanding among the Investors.  The determination of each
                 ---------------------------------
Investor to purchase the Investor Stock pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Investor or by any agent or employee of any other Investor. In addition, it is acknowledged by each of the other Investors that MDCP has not acted as an agent of such Investor in connection with making its investment hereunder and that MDCP shall not be acting as an agent of such Investor in connection with monitoring its investment hereunder.

          9.1N.  No Strict Construction.  The parties hereto have participated
                 ----------------------
jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


                       *       *       *       *       *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


/s/ Brian F. Addy                  MADISON DEARBORN CAPITAL PARTNERS, L.P.
----------------------------
Brian F. Addy                      By Madison Dearborn Partners, L.P., its
                                   General Partner

                                   By Madison Dearborn Partners, Inc., its
                                   General Partner

/s/ John R. Barnicle               By   /s/ James N. Perry, Jr.
----------------------------          ----------------------------------
John R. Barnicle                   Its      Vice President
                                      ----------------------------------
/s/  Joseph Beatty
----------------------------
Joseph Beatty                      FRONTENAC VI, L.P.
                                   By Frontenac Company, its General Partner

/s/  Robert C. Taylor, Jr.         By  /s/ James E. Crawford III
----------------------------          ----------------------------------
Robert C. Taylor, Jr.              Its  General Partner
                                      ----------------------------------

                                   BATTERY VENTURES III, L.P.
                                   By Battery Partners III, L.P., its General
                                   Partner
                                   By   /s/ Richard D. Frisbie
                                      -----------------------------------
                                   Its   Managing Partner
                                      -----------------------------------


                                   FOCAL COMMUNICATIONS CORPORATION

                                   By   /s/ Robert C. Taylor, Jr.
                                      -----------------------------------
                                   Its   President
                                      -----------------------------------

                                                                      APPENDIX A
                                                                      ----------

                              INDEX OF DEFINITIONS
                              --------------------

          For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Addy" has the meaning set forth in the preamble.
           ----

          "Affiliate" of any particular Person means any other Person
           ---------
controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Agreement" has the meaning set forth in the preamble.
           ---------

          "Barnicle" has the meaning set forth in the preamble.
           --------

          "Beatty" has the meaning set forth in the preamble.
           ------

          "Board" has the meaning set forth in paragraph 1D.
           -----

          "BV" has the meaning set forth in the preamble.
           --

          "Bylaws" has the meaning set forth in paragraph 2C.
           ------

          "Cash" has the meaning set forth in paragraph 1C.
           ----

          "Certificate of Incorporation" has the meaning set forth in paragraph
           ----------------------------
2B.

          "Chicago Common Carrier Status" has the meaning set forth in paragraph
           -----------------------------
2H.

          "Class A Common" has the meaning set forth in paragraph 1A.
           --------------

          "Class B Common" has the meaning set forth in paragraph 7B(i).
           --------------

          "Class C Common" has the meaning set forth in paragraph 7B(i).
           --------------

          "Common Stock" has the meaning set forth in paragraph 7B(i).
           ------------

          "Company" has the meaning set forth in the preamble.
           -------

          "Executive Investor" has the meaning set forth in the preamble.
           ------------------

          "Executive Stock" has the meaning ascribed to such term in the
           ---------------
Executive Stock Agreements.

                                     -S1-

          "Executive Stock Agreements" has the meaning set forth in paragraph
           --------------------------
2E.

          "Exercise Notice" has the meaning set forth in paragraph 5A.
           ---------------

          "Frontenac" has the meaning set forth in the preamble.
           ---------

          "Indebtedness" means at a particular time, without duplication, (i)
           ------------
any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including, without limitation, vendor Financing), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets; and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Initial Business Plan" has the meaning set forth in the preamble.
           ---------------------

          "Initial Closing" has the meaning set forth in paragraph 1C.
           ---------------


          "Initial Closing Date" has the meaning set forth in paragraph 1C.
           --------------------

          "Initial Contribution" has the meaning set forth in paragraph 1B.
           --------------------

          "Institutional Investor" has the meaning set forth in the preamble.
           ----------------------

          "Institutional Investor Stock" means (i) the Class A Common issued to
           ----------------------------
the Institutional Investors hereunder, (ii) any securities repurchased by an Institutional Investor pursuant to paragraph 3(e)(i) of any Executive Stock Agreement, and (iii) any securities issued directly or indirectly with respect to the foregoing securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Institutional Investor Stock, such shares shall forever cease to be Institutional Investor Stock when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been sold pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, or (c) been forfeited pursuant to the provisions of any Vesting Agreement.

          "Intellectual Property Rights" means all (i) patents, patent
           ----------------------------
applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documen-

                                     -A2-
tation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

          "Interconnection Agreement" has the meaning set forth in paragraph 2H.
           -------------------------

          "Investment" as applied to any Person means (i) any direct or indirect
           ----------
purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "Investor" has the meaning set forth in the preamble.
           --------

          "Investor Stock" means (i) the Class A Common issued hereunder, (ii)
           --------------
any securities repurchased by an Institutional Investor pursuant to paragraph 3(e)(i) of an Executive Stock Agreement, and (iii) any securities issued directly or indirectly with respect to the foregoing securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Investor Stock, such shares shall forever cease to be Investor Stock when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been sold pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, or (c) been forfeited pursuant to the provisions of any Vesting Agreement.

          "IRC" means the Internal Revenue Code of 1986, as amended, and any
           ---
reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          "IRS" means the United States Internal Revenue Service.
           ---

          "Lien" means any mortgage, pledge, security interest, encumbrance,
           ----
lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

          "Majority Holders" has the meaning set forth in paragraph 5A.
           ----------------

          "Management" has the meaning set forth in paragraph 3A.
           ----------

          "Maximum Commitment" has the meaning set forth in paragraph 1D.
           ------------------

                                     -A3-

          "MDCP" has the meaning set forth in the preamble.
           ----

          "MSA"has the meaning set forth in the preamble.
           ---

          "Note" has the meaning set forth in paragraph 1C(ii).
           ----

          "Officer's Certificate" means a certificate signed by the Company's
           ---------------------
president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

          "Permitted Lien" means:
           --------------

               (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

               (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;

               (iv) interests or title of a lessor under any lease permitted by this Agreement;

               (v) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

               (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

               (vii) liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement.

          "Permitted Stock Option Plan" has the meaning set forth in paragraph
           ---------------------------
4C(xix).

          "Person" means an individual, a partnership, a corporation, a limited
           ------
liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                                     -A4-

          "Public Offering" means any underwritten sale of the company's common
           ---------------
stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the
                                                         --------
following shall not be considered a Public Offering: (i) any issuance of common stock as consideration or financing for a merger or acquisition, and (ii) any issuance of common stock or rights to acquire common stock to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

          "Qualified Holder" has the meaning set forth in paragraph 4A.
           ----------------

          "Registration Agreement" has the meaning set forth in paragraph 2F.
           ----------------------

          "Repurchase Closing" has the meaning set forth in paragraph 5D.
           ------------------

          "Repurchase Notice" has the meaning set forth in paragraph 5A.
           -----------------

          "Repurchase Price" has the meaning set forth in paragraph 5C.
           ----------------

          "Restricted Securities" means (i) the Class A Common issued hereunder,
           ---------------------
and (ii) any securities issued with respect to the securities referred to such Class A Common by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or
(c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in paragraph 9C have been delivered by the Company in accordance with paragraph 6B. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in paragraph 9C.

          "Revised Repurchase Notice" has the meaning set forth in paragraph 5A.
           -------------------------

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
similar federal law then in force.

          "Securities and Exchange Commission" includes any governmental body or
           ----------------------------------
agency succeeding to the functions thereof.

          "Securities Exchange Act" means the Securities Exchange Act of 1934,
           -----------------------
as amended, or any similar federal law then in force.

          "Specified Contribution" has the meaning set forth in paragraph 1D.
           ----------------------

          "Stockholders Agreement" has the meaning set forth in paragraph 2D.
           ----------------------

          "Subsequent Business Plan" has the meaning set forth in paragraph 3A.
           ------------------------

                                     -A5-

          "Subsequent Closings" has the meaning set forth in paragraph 1D.
           -------------------

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Taylor" has the meaning set forth in the preamble.
           ------

          "Vesting Agreement" has the meaning set forth in paragraph 2G.
           -----------------

          "Wholly-Owned Subsidiary" means, with respect to any Person, a
           -----------------------
Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                                     -A6-

                                                                      APPENDIX B
                                                                      ----------
                             SCHEDULE OF INVESTORS
                             ---------------------

                                             Number of     Initial Purchase   Investor's
            Names and                        Shares of        Price for        Maximum
            Addresses                      Class A Common   Class A Common    Commitment
            ---------                      --------------  ----------------  ------------
Madison Dearborn Capital Partners, L.P.        46, 153.85     $2,325,581.40   $15,000,000
Three First National Plaza, Suite 1330
Chicago, Illinois 60670
Tel. (312) 732-5400
Fax (312) 732-4098
Attention: James N. Perry, Jr.
                 and Paul Finnegan

Frontenac VI, L.P.                              21,538.46     $1,085,271.32   $ 7,000,000
135 South LaSalle Street, Suite 3800
Chicago, Illinois
Tel. (312) 368-0044
Fax (312) 368-9520
Attention: James Crawford

Battery Ventures III, L.P.                     10, 769.23     $ 542, 635.66   $ 3,500,000
20 William Street, Suite 200
Wellesley, Massachusetts 02181
Tel. (617) 237-1001
Fax (617) 237-7788
Attention: Richard Frisbie

Brian F. Addy                                      230.77     $  11, 627.91   $    75,000
300 Washington Blvd., Suite 1408
Chicago, Illinois 60606
(312) 578-8400

John R. Barnicle                                   230.77     $   11,627.91   $    75,000
300 Washington Blvd., Suite 1408
Chicago, Illinois 60606
(312) 578-8400

Joseph Beatty                                      230.77     $   11,627.91   $    75,000
300 Washington Blvd., Suite 1408
Chicago, Illinois 60606
(312) 578-8400

Robert C. Taylor, Jr.                              230.77     $   11,627.91   $    75,000
300 Washington Blvd., Suite 1408
Chicago, Illinois 60606
(312) 578-8400

                                          ---------------  ----------------  ------------
TOTAL                                           79,384.62     $4,000,000.02   $25,800,000

                                     -B1-